UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2009

MidSouth Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-11826	72-1020809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

102 Versailles Boulevard, Lafayette, Louisiana		70501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 337-237-8343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2009, the Compensation Committee of the Board of Directors of MidSouth Bancorp, Inc. (the “Company”) approved an increase in the annual base salary of C.R. Cloutier, the Company’s President and Chief Executive Officer, from $200,000 to $325,000, effective January 1, 2010. Recent proposed guidance by regulatory entities such as the Federal Reserve and U.S. Department of the Treasury coincided with the Compensation Committee’s continued evaluation of the total compensation for the executives and officers of MidSouth Bank. The Compensation Committee engaged Amalfi Consulting as its objective third party compensation consultant to help it make recommendations to the Company’s Board of Directors regarding appropriate executive and officer compensation. Based on its findings, the Board has decided to restructure Mr. Cloutier’s total compensation to be weighted more toward base salary, including the increase in Mr. Cloutier’s base salary described above. A comparison of total CEO compensation provided by Amalfi Consulting showed Mr. Cloutier’s base salary to be 33% below competitive market levels as compared to the Company’s peer group. In accordance with applicable Treasury regulations, Mr. Cloutier will not receive any cash incentive awards.

Item 8.01.	Other Events

The Company has updated the disclosures previously included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Form 10-K”) under the caption “Supervision and Regulation.” The updated discussion regarding “Supervision and Regulation” is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference. The text included in Exhibit 99.1 updates and supersedes, in its entirety, the corresponding sections contained in the Company’s Form 10-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Supervision and Regulation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDSOUTH BANCORP, INC.
(Registrant)

Date:	December 8, 2009	By:	/S/ JAMES R. MCLEMORE
James R. McLemore
Senior Executive Vice President and Chief Financial Officer